Exhibit 99.1
NEWS RELEASE

April 24, 2008

KARRIER COMMUNICATIONS SETTLES PATENT LITIGATION WITH GPS INDUSTRIES, INC.

Vancouver, CANADA - GPS Industries, Inc. (GPSI) (OTC BB: GPSN.OB), the only provider of Wi-Fi powered, advertising enhanced GPS systems for golf facilities, resorts and residential communities and owner of golf-related GPS technology patents in 15 countries announced that it licensed its golf related GPS technology patent portfolio to Karrier Communications.

The license settles Karrier Communications involvement in a major patent infringement lawsuit brought by GPS Industries in Dallas federal district court. The License Agreement covers all jurisdictions in which GPS Industries holds patents, including U.S. Patent No. 5,364,093.

Mr. Alex Doaga, EVP and Chief Technology Officer of GPS Industries commented, “Once again, we are pleased that Karrier Communications chose to join the growing ranks of other licensees in good standing who respect GPS Industries’ world-wide patent portfolio. The license with Karrier Communications further confirms GPS Industries’ technology and the strength of its intellectual property.”

GPS Industries’ exclusive licensing agent is the Dallas-based law firm Shore Chan Bragalone, LLP.

ABOUT GPS INDUSTRIES, INC.

GPS Industries, Inc. (GPSI) develops and markets GPS and Wi-Fi multimedia solutions to enable managers of golf facilities, resorts, and residential communities to improve operational efficiencies and generate new revenue streams. The Company's Inforemer® Management Solutions product line provides integrated software applications and a high-resolution 10.4-inch cart mounted “HDX” display panel. The HDX panels vividly illustrate each hole, providing precise distance measurement information, strategic playing tips and targeted advertising messages. The patented system is seamlessly connected via a high-speed Wi-Fi network that enables the entire facility into a wireless hot spot. GPSI in combination with the Uplink Inova product, has in excess of 320 course installations worldwide. For additional information, please visit www.gpsindustries.com

Forward-Looking Statements

Some statements contained in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the company's ability to generate revenues and other factors as described in the Company's literature and filings with the Securities and Exchange Commission.

CONTACTS:

Joe Miller
Chief Financial Officer
604-576-7442
Joe.miller@gpsindustries.com

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